Exhibit 3.2

SECOND AMENDMENT
TO
AMENDED AND RESTATED BYLAWS
OF
FIESTA RESTAURANT GROUP, INC.
(effective as of May 2, 2018)

Article II, Section 1 of the Amended and Restated Bylaws, as amended, of Fiesta Restaurant Group, Inc. (the "Corporation") is hereby amended and restated in its entirety as follows:
“Section 1. Number. The Board shall consist of such number of directors, which shall not be less than three, as shall from time to time be fixed exclusively by resolution of the Board. A nominee for director election shall be elected by the affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If a director is not elected, the director shall promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (the “Corporate Governance and Nominating Committee”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Corporate Governance and Nominating Committee and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the Corporate Governance and Nominating Committee or the Board that concern such resignation. If a director’s resignation is accepted by the Board pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 2 or may decrease the size of the Board pursuant to the provisions of Article II, Section 1. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board) shall constitute a quorum for the transaction of business and, except as otherwise provided by law or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.”
Article II, Section 2 of the Amended and Restated Bylaws, as amended, of the Corporation is hereby amended and restated in its entirety as follows:
“Section 2. Vacancy; Removal. Subject to the rights of holders of the Preferred Stock, newly created directorships in the Board that result from (a) an increase in the number of directors or (b) death, resignation, retirement, disqualification or removal (whether or not for cause) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and the directors so chosen shall hold office for a term as set forth in the Certificate of Incorporation. Directors may be removed with or without cause, and only by the affirmative vote of holders of no less than a majority of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.”
And further, Article II, Section 4 of the Amended and Restated Bylaws, as amended, of the Corporation is hereby amended and restated in its entirety as follows:
“Section 4. Term. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect one or more directors (separate and apart from any directors to be elected by the holders of Common Stock), the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to these Bylaws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of Preferred Stock shall be elected for terms expiring at the next annual meeting of stockholders and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.”